Exhibit 99.1
NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

FOR FURTHER INFORMATION CONTACT:
Timothy Cope – 952-449-7030

FOR IMMEDIATE RELEASE:
March 12, 2013

LAKES ENTERTAINMENT ANNOUNCES
RESULTS FOR FOURTH QUARTER AND FULL YEAR 2012

MINNEAPOLIS – March 12, 2013 – Lakes Entertainment, Inc. (NASDAQ: LACO) today announced results for the three and twelve months ended December 30, 2012.

Fourth Quarter Results
Net earnings for the fourth quarter of 2012 were $2.0 million, compared to net losses of $12.7 million in the fourth quarter of 2011.  Loss from operations was $1.9 million for the fourth quarter of 2012 compared to loss from operations of $16.8 million for the fourth quarter of 2011. Basic and diluted earnings were $0.07 per share for the fourth quarter of 2012 compared to losses of $0.48 per share for the fourth quarter of 2011.

Lakes Entertainment reported fourth quarter 2012 revenues of $2.8 million, compared to prior-year fourth quarter revenues of $1.3 million.  The increase in revenues was primarily due to the addition of $1.4 million in revenue related to the operation of the Rocky Gap Lodge and Golf Resort near Cumberland, Maryland (“Rocky Gap”), which Lakes acquired on August 3, 2012.

During the fourth quarter of 2012, property operating expenses for Rocky Gap which primarily related to rooms, food and beverage and golf were $0.8 million.  Rocky Gap was acquired on August 3, 2012, therefore, there were no such expenses for the fourth quarter of 2011.

For the fourth quarter of 2012, Lakes’ selling, general and administrative expenses were $3.1 million compared to $2.0 million in the fourth quarter of 2011.  Included in these amounts were Lakes corporate selling, general and administrative expenses of $1.9 million during the fourth quarters of 2012 and 2011 and Rocky Gap selling, general and administrative expenses of $1.2 million during the fourth quarter of 2012 and administrative costs associated with the acquisition of Rocky Gap of less than $0.1 million during the fourth quarter of 2011.  The increase was due to the addition of administrative costs associated with the operation of Rocky Gap after it was acquired on August 3, 2012.

Lakes recognized impairments and other losses of $0.1 million during the fourth quarter of 2012 compared to $5.9 million during the fourth quarter of 2011.  Impairments and other losses for the fourth quarter of 2011 included losses of $3.3 million related to the early termination of Lakes’ airplane lease.  Also included were impairments of $1.3 million due to declines in the estimated fair value of land owned by Lakes in Vicksburg, Mississippi and impairments of $1.3 million due to the continued uncertainty surrounding the completion of the project with the Jamul Indian Village (“Jamul Tribe”) near San Diego, California.  Due to Lakes’ corporate strategic objectives, during March 2012, Lakes determined that it would not continue to move forward with the Jamul casino project and terminated its agreement with the Jamul Tribe.

Amortization of intangible assets related to the operating casinos was $0.3 million for the fourth quarter of 2012 and for the fourth quarter of 2011.

There were no net unrealized losses on notes receivable during the fourth quarter of 2012.   The net unrealized losses of $9.8 million in the fourth quarter of 2011 were primarily due to the termination of the agreement with the Jamul Tribe.

Other income, net, was $3.6 million for the fourth quarter of 2012 compared to $1.3 million for the fourth quarter of 2011.  The increase in other income, net, during the fourth quarter of 2012 related to a favorable legal settlement of $2.2 million.  A significant portion of the remaining other income, net, in both periods relates to non-cash accretion of interest on the Company’s notes receivable.

The income tax benefit for the fourth quarter of 2012 was $0.2 million compared to a benefit of $2.7 million for the fourth quarter of 2011. Lakes’ income tax benefit in the fourth quarters of 2012 and 2011 resulted from the Company’s ability to carry back its taxable losses to a prior year and receive a refund of taxes previously paid.

Twelve Month Results
Net earnings for the twelve months ended December 30, 2012 (“2012”) were $3.2 million, compared to net losses of $1.8 million for the twelve months ended January 1, 2012 (“2011”).  Loss from operations was $7.1 million for 2012 compared to $10.3 million for 2011. Basic and diluted earnings were $0.12 per share for 2012 compared to losses of $0.07 per share for 2011.

Lakes Entertainment reported revenues of $11.0 million for 2012, compared to revenues of $35.6 million in the prior year.  The decrease in revenues was primarily due to the buy-out of the management agreement for the Four Winds Casino Resort during June of 2011.  Pursuant to the buy-out agreement, the Pokagon Band of Potawatomi Indians paid Lakes a buy-out fee of approximately $24.5 million.  The decrease was partially offset by an increase in fees earned from the management of the Red Hawk Casino during 2012, compared to 2011, as well as the addition of $3.2 million in revenues associated with the operation of Rocky Gap.

During 2012, property operating expenses for Rocky Gap which related primarily to rooms, food and beverage and golf were $1.7 million.  Rocky Gap was acquired on August 3, 2012, therefore, there were no such expenses for 2011.

For 2012, Lakes’ selling, general and administrative expenses were $10.2 million compared to $9.5 million for 2011.  Included in these amounts were Lakes corporate selling, general and administrative expenses of $7.8 million and $9.2 million, during fiscal 2012 and fiscal 2011, respectively, and Rocky Gap selling, general and administrative expenses of $2.4 million during 2012 and administrative costs associated with the acquisition of Rocky Gap of $0.3 million, during fiscal 2011. The increase resulted from the addition of administrative costs and professional fees associated with the acquisition and operation of Rocky Gap which were partially offset by decreases in corporate travel and related expenses due to the termination of Lakes’ aircraft lease during the fourth quarter of 2011, as well as decreases in corporate payroll and related expenses.

During the third quarter of 2011, Lakes incurred a loss on a convertible note receivable of $4.0 million related to a potential Jai Alai fronton project in Florida.  There were no such losses during 2012.

Lakes recognized impairments and other losses of $4.5 million and $8.5 million during 2012 and 2011, respectively.  The current year impairments and other losses included $1.8 million due to the termination of Lakes’ agreement with the Jamul Tribe as well as $1.2 million related to costs associated with initial development plans for the Rocky Gap project, which were subsequently revised.  Also included in current year impairments and other losses were $1.3 million due to selling the majority of the land owned in Vicksburg, Mississippi for an amount less than its recorded book value.  The prior year impairments and other losses included losses of $3.3 million related to the early termination of Lakes’ airplane lease.  Also included were impairments of $1.6 million due to declines in the estimated fair value of land owned by Lakes in Vicksburg, Mississippi and $3.7 million related to uncertainty surrounding the completion of the project with the Jamul Tribe.

Amortization of intangible assets related to the operating casinos was $1.1 million for 2012 compared to $11.7 million for 2011.  The decrease in amortization costs related primarily to the buy-out of the management agreement for the Four Winds Casino Resort which resulted in the full amortization of the remaining intangible assets associated with that project during the second quarter of 2011.

There were no net unrealized losses on notes receivable during 2012.   During 2011, net unrealized losses on notes receivable were $11.9 million.  The 2011 net unrealized losses consisted of losses related to the Jamul project due primarily to the termination of the agreement with the Jamul Tribe.

Other income, net, was $7.8 million for 2012 compared to $5.2 million for 2011.The increase in other income, net, during 2012 related to a favorable legal settlement of $2.2 million.  A significant portion of the remaining other income, net, in both periods relates to non-cash accretion of interest on the Company’s notes receivable.

The income tax benefit for 2012 was $2.5 million compared to a benefit of $3.2 million for the prior year. Lakes’ income tax benefit in 2012 and 2011 was primarily due to the Company’s ability to carry back its estimated taxable losses to a prior year and receive a refund of taxes previously paid.

Tim Cope, President and Chief Financial Officer of Lakes stated, "We continue to move forward with the renovation of our recently acquired AAA Four Diamond Award® winning Rocky Gap Lodge and Golf Resort near Cumberland, Maryland.  Upon completion, the gaming facility will feature approximately 550 video lottery terminals, 10 table games, a casino-center bar and a new hotel lobby bar/food outlet.We currently expect the gaming facility to open in the second quarter of 2013.  In addition, we plan to begin construction of an event center at Rocky Gap during the second quarter of 2013 which we expect to open during the fourth quarter of this year. During the fourth quarter of 2012, we closed on a $17.5 million financing facility that will be used to finance a portion of the Rocky Gap renovation project.  This financing will allow us flexibility in evaluating new opportunities where we can potentially utilize the remaining cash on our balance sheet to increase shareholder value.  ” Mr. Cope continued, “Management fees from the Red Hawk Casino were up over the prior year fourth quarter and overall compared to 2011 due to continued improvements in performance at this property.  We continue to work closely with Red Hawk’s executive team, as well as the Shingle Springs Tribal Gaming Authority, to manage this property as efficiently as possible.”

Further commenting, Lyle Berman, Chief Executive Officer of Lakes stated, “We continue to maintain a 10% ownership interest in Rock Ohio Ventures, LLC and its casino developments in Ohio, including the open and operating Horseshoe Casino Cleveland, the recently opened Horseshoe Casino Cincinnati, and the Thistledown Racino which is expected to go live with VLT’s next month.”  Mr. Berman continued, “We remain focused on managing our existing business as efficiently as possible while evaluating new investments.”

About Lakes Entertainment

Lakes Entertainment, Inc. currently owns the Rocky Gap Lodge & Golf Resort near Cumberland, Maryland.  Lakes has a management agreement with the Shingle Springs Band of Miwok Indians to manage the Red Hawk Casino.  Lakes has an investment in Rock Ohio Ventures, LLC’s casino developments in Ohio.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, those relating to the inability to complete or possible delays in completion of Lakes' casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; risks of entry into new businesses; reliance on Lakes' management and litigation costs. For more information, review the company's filings with the Securities and Exchange Commission.

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LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	December 30, 2012	January 1, 2012
Assets
Current assets:
Cash and cash equivalents	$32,480	$38,557
Current portion of notes receivable from Indian casino projects	-	1,076
Deposits	-	2,250
Income taxes receivable	2,161	3,472
Other	1,255	1,130
Total current assets	35,896	46,485
Property and equipment, net	13,279	5,063
Long-term assets related to Indian casino projects:
Notes and interest receivable, net of current portion and allowance	38,247	34,160
Intangible assets	3,127	4,184
Management fees receivable and other	4,786	8,275
Total long-term assets related to Indian casino projects	46,160	46,619
Other assets:
Investment in unconsolidated investee	20,161	15,706
License fee	2,100	-
Land held for development	1,130	170
Land held for sale	15	1,729
Other	981	228
Total other assets	24,387	17,833
Total assets	$119,722	$116,000

Liabilities and shareholders' equity
Current liabilities:
Current portion of contract acquisition costs payable, net	$1,265	$1,055
Other	2,978	1,288
Total current liabilities	4,243	2,343
Long-term contract acquisition costs payable, net	3,302	4,568
Total liabilities	7,545	6,911
Total Lakes Entertainment shareholders' equity	112,177	108,739
Noncontrolling interest	-	350
Total equity	112,177	109,089
Total liabilities and shareholders' equity	$119,722	$116,000

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three months ended		Twelve months ended
	December 30, 2012	January 1, 2012	December 30, 2012	January 1, 2012
Revenues:
Management fees	$1,395	$1,255	$7,726	$35,397
Room	620	-	1,383	-
Food and beverage	663	-	1,281	-
Other operating	140	-	498	-
License fees and other	13	18	64	176
Total revenues	2,831	1,273	10,952	35,573

Costs and expenses:
Room	150	-	296	-
Food and beverage	484	-	955	-
Other operating	199	-	415	-
Selling, general and administrative	3,137	1,979	10,191	9,458
Loss on convertible note receivable	-	-	-	4,000
Impairments and other losses	139	5,938	4,453	8,549
Amortization of intangible assets related to operating casinos	264	264	1,056	11,688
Depreciation and amortization	340	57	675	297
Total costs and expenses	4,713	8,238	18,041	33,992

Net unrealized losses on notes receivable	-	(9,801)	-	(11,892)

Loss from operations	(1,882)	(16,766)	(7,089)	(10,311)

Other income (expense):
Interest income	1,667	1,517	6,442	5,937
Interest expense	(218)	(267)	(940)	(1,182)
Legal settlement	2,160	-	2,160	-
Other	10	81	123	440
Total other income, net	3,619	1,331	7,785	5,195

Earnings (loss) before income taxes	1,737	(15,435)	696	(5,116)
Income tax benefit	(235)	(2,744)	(2,464)	(3,234)
Net earnings (loss) including noncontrolling interest	1,972	(12,691)	3,160	(1,882)
Net loss attributable to noncontrolling interest	-	19	61	37

Net earnings (loss) attributable to Lakes Entertainment, Inc.	$1,972	$(12,672)	$3,221	$(1,845)

Weighted-average common shares outstanding
Basic	26,441	26,406	26,438	26,403
Diluted	26,480	26,406	26,439	26,403
Earnings (loss) per share
Basic	$0.07	$(0.48)	$0.12	$(0.07)
Diluted	$0.07	$(0.48)	$0.12	$(0.07)